EXHIBIT 10.1

PRODUCT RESEARCH AND DEVELOPMENT AGREEMENT

THIS AGREEMENT, effective this 21st day of May, 2014, by and between GreenPlex Services, Inc., (hereinafter referred to as “GreenPlex”), a public traded company domiciled in the state of Nevada having a principal place of business at 2525 E. 29th Ave., Spokane, WA 99223 and Botanical Extractor Research Group LLC, (hereinafter referred to as “BERG”), a private Limited Liability Company domiciled in the state of Washington and having a principle place of business at West 11514 Charles Road, Nine Mile Falls, WA 99026.

WITNESSETH:

WHEREAS, the GreenPlex desires to retain BERG to undertake specific research and development services in accordance with the product parameters defined in Appendix A attached hereto;

WHEREAS, the performance of such product research and development services is consistent and the technical consulting expertise of BERG;

NOW THEREFORE, in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto expressly agree as follows:

Article 1 - Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

1.1

“Project” shall mean the research services to be performed under this Agreement as described in Appendix A hereof, under the direction and supervision of BERG’s Principal Engineer (hereinafter called “PE”) pursuant to the product being custom engineered in accordance with specifications defined by GreenPlex.

1.2

“Product to be Developed” is defined as a compressed butane gas (or any equivalent solvent chosen by GreenPlex) extraction system for extracting botanical chemical elements from marijuana by-products, waste and trim.

1.3

“Intellectual Property” shall mean individually and collectively all inventions, improvements, and discoveries, which are conceived and/or made in the performance of the Project by BERG.

1.4

The term “Know-how” shall mean all unpatented and unpatentable technical information, trade secrets, devices, models, things, know-how, methods, documents, materials, and all other confidential information related to the Project which may be developed by BERG.

Article 2 – Research and Development Work

2.1

BERG and/or its subcontractors and consultants will use their reasonable best efforts to conduct the Project in accordance with the terms and conditions of this Agreement, and will furnish the facilities necessary to carry out the Project.

2.2

The Project will be carried out under the direction and supervision of Glen T. Poss, BERG’s designated PE.

2.3

BERG does not guarantee specific results, and the Project will be conducted only on reasonable best efforts basis.

2.4

BERG will keep accurate financial and scientific records relating to the Project and will make records available to GreenPlex or its authorized representative throughout the Term of the Agreement during normal business hours upon reasonable notice.

Article 3 - Agreement Duration

3.1

This agreement shall become effective five days after the date which GreenPlex completes the minimum funding level in the amount of One Million Eight Hundred Thousand ($1,800,000) dollars and shall terminate on or about One Hundred Eight (180) Days later, unless a subsequent time extension, supplement, addition, continuation or renewal is mutually agreed upon in writing between the parties.

Article 4 - Compensation

4.1

This is a cost reimbursement Agreement and consideration for the performance by BERG of its obligations under this Agreement, and subject to Paragraphs 4.2, 4.3 and 16.1.

4.2

All labor will be invoiced to GreenPlex by BERG on a monthly basis at the rate of $50 per hour.  BERG will assume payment responsibility for all cost related to Social Security, Labor & Industry and FICA.

4.3

Any expenditure made for materials, equipment, fabrication, supplies, design, drafting, CAD CAM services or any other outside service utilized by BERG will be reimbursed by GreenPlex on direct cost basis plus Twelve and One Half (12 ½) percent.  The parties acknowledge payment of all invoices will be on a Thirty (30) basis and payment will be made to BERG by GreenPlex within 7 business days after receipt of any invoices and the necessary receipts and support documentation.  All expenditures over $500 must be preapproved in writing by a designated agent(s) of GreenPlex.

4.4

In the event GreenPlex commercializes, manufactures and sells an extraction unit designed by BERG, GreenPlex shall pay to BERG, as a consideration for the intellectual property provided by BERG, as it relates to the design and engineering of a new extraction system for botanical chemicals, an amount equal to 3% of the Net Unit Sales (defined in section 4.5) price for each and every extraction unit that is manufactured, sold on a direct basis or indirect basis by GreenPlex.

4.5

Net Unit Sales shall mean the total number of extraction units sold during the reporting period, but less any returned units for any reason including defects, returns by purchasers for any reason, and less demonstration or promotional units not sold commercially by GreenPlex or an affiliate.  The term “sold” is defined when GreenPlex has received payment by any third party.

4.6

Greenplex shall make royalty payments specified in Paragraphs 4.4 to BERG within thirty (30) days after March 31, June 30, September 30 and December 31 of each year after sales of extraction units by Greenplex have commenced for a period of Ten (10) years from the date of this Agreement.  .

Article 5 - Reporting Requirements

5.1

BERG will provide reports on the progress of Project in accordance with the following schedule:

Progress reports:

Monthly from effective date of this Agreement

Final report:

Within 30 days of the termination of this Agreement by either party.

The progress reports will indicate the work completed, the work to be performed during the next reporting period, any problems encountered and the proposed solution for each problem.  The PE shall meet with the agents of GreenPlex at BERG’s office from time to time during the course of the Project to review progress and future activities.

Article 6 - Confidential Information

6.1.

The parties may wish, from time to time, in connection with work contemplated under this Agreement, to disclose confidential information to each other (“Confidential Information”).  Each party will use reasonable efforts to prevent the disclosure of the other party’s Confidential Information to third parties for a period of two (2) years from receipt thereof, provided that the recipient party’s obligation hereunder shall not apply to information that:

a.

is not disclosed in writing or reduced to writing and so marked with an appropriate confidentiality legend within thirty (30) days of disclosure;

b.

is already in recipient party’s possession at the time of disclosure thereof;

c.

is or later becomes part of the public domain through no fault of recipient party;

d.

is received from a third party having no obligations of confidentiality to disclosing party;

e.

is independently developed by the recipient party; or

f.

is required by law or regulation to be disclosed.

6.2

In the event that information is required to be disclosed pursuant to subsection (f), the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or regulation.

6.3

Confidential Information shall be clearly marked by the disclosing party with the legend, “CONFIDENTIAL INFORMATION” or another appropriate proprietary legend.  If disclosed orally, the employee(s) making the disclosure shall be responsible for clearly informing the recipient’s employee(s), in writing within thirty (30) days, of the confidentiality of the information disclosed.

Article 7 - Patents and Inventions

7.1

BERG acknowledges that by virtue of its agreement with GreenPlex hereunder, it may become aware of confidential information identified as such in writing by GreenPlex relating to GreenPlex’s business opportunities, potential acquisitions of companies, technologies/compounds and/or subsequent related developments (“Confidential Information”), and that BERG or any of its employees, affiliates or consultants will not, during the term of this Agreement and for a period of 12 months thereafter (the “Restricted Period”), directly or indirectly use any such Confidential Information for its own benefit or for the benefit of any third person or entity other than GreenPlex or its affiliates or enter into or negotiate a transaction with any person or entity that as the subject of GreenPlex’s business opportunity or potential acquisition without prior written approval of GreenPlex or following an express decision by the CEO or Board of GreenPlex not to pursue the specific business opportunity or potential acquisition.  The foregoing shall not apply to BERG at the end of the Restriction Period.

7.2

Notwithstanding the foregoing, GreenPlex acknowledges that the BERG may pursue its own independent business interests and activities which GreenPlex acknowledges are not business opportunities of GreenPlex and, therefore, which may be pursued by the BERG on its own or in association with others independently of GreenPlex.  BERG is under no obligation hereunder to identify specific potential business opportunities or acquisitions for GreenPlex.  However, once the BERG informs GreenPlex of a potential opportunity during the term of this Agreement, it may not independently pursue that opportunity without the prior written approval of GreenPlex or following an express decision by the CEO or Board not to pursue the specific business opportunity or potential acquisition.

7.3

Any material or work which may be subject to copyright or patent, and which is conceived, derived, made or written by BERG or its Consultant, as defined in the attached Appendix B, in connection with the GreenPlex’s Confidential Information shall be deemed a “work for hire” (and is herein referred to as a “Development”).  As between GreenPlex and BERG, whereby BERG acknowledges that all Developments will be the sole and exclusive intellectual property of GreenPlex and shall also be deemed Confidential Information under this Agreement, provided, however, that where appropriate and in accordance with U.S. Patent Law, the Consultants named in Appendix B, will be named as co-inventor for those claims in which they contributed intellectually thereto. BERG further acknowledges that GreenPlex may in turn negotiate with any third party regarding its respective ownership rights to such Developments.  BERG shall execute such documents as may be necessary to vest in GreenPlex or any third party, if applicable, all right, title and interest in and to the Developments.  GreenPlex (or a third party, if applicable) will pay all costs and expenses associated with any applications and the transfer of title to Developments, including paying BERG’s reasonable attorney’s fees for reviewing such documents and instruments presented for execution.

7.4

Notwithstanding the foregoing, the assignment by BERG to GreenPlex (or a third party, if applicable) of Developments, as well as the right to apply for and obtain patents and/or registered copyrights on the same, shall be expressly limited to those specifically involving the Confidential Information relating to such projects as mutually agreed upon by the parties hereto, and shall specifically not include (i) any right, license or interest of GreenPlex to general concepts, formats, methods, testing techniques, study designs, computer software or other procedures utilizing or designed by BERG in performing its duties hereunder, or any general inventions, discoveries, improvements, or copyrightable materials relating therefore, nor (ii) any patentable or copyrightable materials which can be shown by competent proof not to concern the subject matter for the Confidential Information, or, which predate this Agreement or BERG’s receipt of the Confidential Information, or (iii) any intellectual property relating to BERG’s activities different from the activities of GreenPlex.

Article 8 - Liability, Indemnification, and Insurance

8.1

BERG hereto agrees to be responsible and assume liability for its own wrongful or negligent acts or omissions, or those of its officers, agents, consultants or employees to the full extent allowed by law.

8.2

Notwithstanding any other provision of this Agreement to the contrary, no term or condition of this Agreement shall be construed or interpreted as a waiver, either express or implied, of any of the immunities, rights, benefits or protection provided to GreenPlex under governmental immunity laws from time to time applicable to GreenPlex, including, without limitation.

8.3

GreenPlex shall indemnify, save and hold harmless BERG, its employees and agents, against any and all claims, damages, liability and court awards including costs, expenses, and attorney fees incurred as a result of any act or omission by the GreenPlex, or its employees, agents, subcontractors, or assignees pursuant to the terms of this Agreement.

8.4

No liability hereunder shall result to a party by reason of delay in performance caused by force majeure, that is, circumstances beyond the reasonable control of the party, including, without limitation, acts of God, fire, flood, war, civil unrest, or shortage of or inability to obtain material as equipment.

Article 9 - Equipment

9.1

All equipment, tools, and materials purchased by BERG under the terms of this Agreement, and all drawings, physical of computer-based, executed by BERG or by third parties under the terms of this agreement, and all prototypes of the extraction system completed or partially completed under the terms of this agreement shall become the property of GreenPlex upon completion of the project.

Article 10 - Independent Contractor

10.1

In the performance of all services hereunder, neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter.  Neither party shall be bound by the acts or conduct of the other.

Article 11 - Compliance with Laws

11.1

Each party agrees that it will comply with all applicable federal, state and local laws, codes, regulations, rules and orders in the performance and direction of the work contemplated under this Agreement.

Article 12 - Governing Law

12.1

This Agreement shall be governed and construed in accordance with the laws of the State of Nevada and any and all disputes arising hereunder shall be resolved in the courts of the State of Nevada; provided, however, that any patent question or controversy shall be resolved in the courts having jurisdiction over the patent or patents in question and in accordance with the laws applicable to such patent or patents.

Article 13 - Assignment

13.1

Neither party shall assign nor transfer any interest in this Agreement, nor assign any claims for money due or to become due during this Agreement without the prior written approval of the other party, which approval shall not be unreasonably withheld.  Notwithstanding the foregoing, GreenPlex will not breach this agreement if it assigns this agreement to a successor in interest or assignee of all the business or assets of the GreenPlex to which this agreement pertains.

Article 14 - Use of Name

14.1

Each party agrees not to include the name or any logotypes or symbols of the other party n any advertising, sales promotion or other publicity matter without the prior written approval of the other party.  However, nothing in this Article or elsewhere in this Agreement is intended to restrict either party from disclosing the existence, nature, Project title, name of GreenPlex and any additional matters required by law to be disclosed, or from including those items of information in the routine reporting of its activities.

Article 15 - Term and Termination

15.1

This Agreement may be terminated by either party upon written notice delivered to the other party at least ten (10) days prior to the intended date of termination defined in Article 3.  Termination of this Agreement, however effectuated, shall not release the parties from their rights and obligations under Articles 4, 6, 8, 9, 15, and 20.  Either party shall have the right, at its option, to cancel and terminate this Agreement in the event that the other party shall become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or in the event that the other party shall discontinue its business for any reason.

15.2

The failure of GreenPlex to make the required payments to the BERG as outlined in Article 4, within thirty (30) calendar days after such payments are due shall constitute a default of this Agreement by GreenPlex.  A default by GreenPlex shall relieve the BERG, at its choice, of any and all of its obligations or duties under this Agreement and shall also divest GreenPlex of all of its rights under this Agreement.  However, GreenPlex default of this Agreement shall not relieve GreenPlex of its obligations under this Agreement, including but not limited to its obligations to pay the BERG plus eight percent (8%) interest.  By exercising its rights under this default provision, BERG does not waive any rights it may have to pursue and collect unpaid monies owed to BERG by GreenPlex under this Agreement.  Furthermore, should BERG prevail in its pursuit of unpaid monies from GreenPlex, the parties agree that GreenPlex will be responsible for all of  BERG's attorney fees, collection costs, and court fees associated with pursuing such action.

Article 16 - Changes, Modifications, and Amendments

16.1

This Agreement constitutes the entire agreement between the parties.  Neither party shall be bound by any agreement, covenants or warranties made by its agents, consultants or employees, or any other persons, either oral or written, unless such agreements, covenants and warranties shall be reduced to writing and signed by the authorized officer of such party and shall expressly refer to this Product Research and Development Agreement.  The failure of either of the parties at any time or times to require performance by the other of any provisions hereof shall in no manner affect the right of the first-mentioned party thereafter to enforce the same.  The waiver by either of the parties of any breach of any provision hereof shall never be construed to be a waiver of any succeeding breach of such provision or a waiver of the provisions itself.

16.2

If any provision of this Agreement is judicially determined to be void or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain in full force and effect.  Either party may request that a provision otherwise void or unenforceable be reformed so as to be valid and enforceable to the maximum extent permitted by law.

Article 17 - Notices

18.1

All notices required by this Agreement shall be by written instrument executed by the parties hereto and shall be directed to the following individuals:

For: Botanical Extractor Research Group LLC:

Original to:

Botanical Extractor Research Group LLC _

C/o Glen T. Poss

West 11514 Charles Road

Nine Mile Falls, WA. 99026

For: GreenPlex Services, Inc.:

Original to:

GreenPlex Services, Inc.

C/o Victor T. Foia

2525 E. 29th Ave.

Spokane, WA 99223

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth herein by their duly authorized representatives.

GREENPLEX SERVICES, INC.	BOTANICAL EXTRACTOR RESEARCH GROUP LLC

By: /s/ Victor T. Foia

By:  /s/ Glen T. Poss

Name: Victor T. Foia

Name: Glen T. Poss

Title: CEO and President

Title: Managing Member

Date:  5/21/14

Date:  5/21/14

APPENDIX A

The primary objective of this agreement is to invent, design or engineer an new extraction system or modify an existing extraction system in such a manner that it will not infringe on any patents owned by third parties.  The product research program will consist of a demonstrable working solvent extraction prototype designed specifically to be utilized to process by-product waste and trim from marijuana plants.  In addition to a working prototype, there will be corresponding mechanical drawings, diagrams and specifications, including CAD/CAM drawings necessary to implement manufacturing and any other deliverable that will make possible for fabrication and assembly of the extraction system by a qualified manufacturer.

The second objective will be to evaluate and experiment with other methods and new procedures of THC extraction, utilization of new solvents or other scientific methods, which will be determined by the parties to this agreement.

APPENDIX B

Consultants

(To Be Determined)